FOR: Immediate Release
March 1, 2007
SouthEast Bancshares, Inc. Announces
Issuance of $3 Million of Trust Preferred Securities;
Athens, TN — SouthEast Banchares, Inc. today announced that it completed a private placement issuance of $3 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The trust preferred securities were issued at $1,000 per share and bear a 6.78 percent per annum fixed rate of interest, payable quarterly. The securities are redeemable after five years and are due in 2037. The trust preferred securities are intended to qualify as tier 1 capital. The net proceeds of the trust preferred securities issuance will be used for general corporate purposes.
SouthEast Bancshares, Inc. is the parent company of SouthEast Bank & Trust, which has five offices in Athens, Dayton, Decatur, Spring City, and Ten Mile, Tennessee. SouthEast Bank & Trust will be opening an office in Cleveland, Tennessee on March 5, 2007. The company is owned by over 1,100 shareholders who reside primarily in its principal market area.
The new trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the securities.
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. SouthEast Bancshares, Inc. may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or U.S. generally accepted accounting principles; SouthEast Bancshares’ competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which SouthEast Bancshares has credit concentrations; and other risks discussed in SouthEast Bancshares’ filings with the Securities and Exchange Commission.
SouthEast Bancshares undertakes no obligation to publicly update or revise any forward-looking statements.